EXHIBIT 12

                                 Omnicare, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands)

                                                   For the years ended December 31,
                                                1999               1998             1997
                                             ----------------------------------------------
Income before Income Taxes (1)               $    91,671        $  135,866        $  95,933
Add:
   Interest on Indebtedness                       44,439            22,727            6,505
   Amortization of Debt Expense                    1,727               884               51
   Interest Portion of Rent Expense                8,436             6,838            4,448
                                             -----------        ----------        ---------
Income as Adjusted                           $   146,273        $  166,315        $ 106,937
                                             ===========        ==========        =========

Fixed Charges
   Interest on Indebtedness                  $    44,439        $   22,727        $   6,505
   Amortization of Debt Expense                    1,727               884               51
   Capitalized Interest                            1,688               976              744
   Interest Portion of Rent Expense                8,436             6,838            4,448
                                             -----------        ----------        ---------
        Fixed Charges                        $    56,290        $   31,425        $  11,748
                                             ===========        ==========        =========
Ratio of Earnings to Fixed Charges (2)               2.6 x             5.3 x            9.1 x
                                             ===========        ==========        =========

(1) Includes certain special items such as pooling-of-interests expenses, restructuring and other related charges, other expenses, and losses from discontinued operations. See the Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for a further description of these special items.

(2) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.